Exhibit 8.1

June 19, 2007

Mellon Financial Corporation,

One Mellon Center,

500 Grant Street,

Pittsburgh, Pennsylvania 15258.

Ladies and Gentlemen:

We have acted as tax counsel to Mellon Financial Corporation a Pennsylvania corporation (the “Company”) and Mellon Capital IV, a Delaware statutory trust (the “Trust”) in connection with the preparation and filing of a Registration Statement on Form S-3 and each post-effective amendment thereto (as amended, the “Registration Statement”), including the prospectus, dated July 21, 2006 (the “Prospectus”), as supplemented by the Prospectus Supplement, dated June 12, 2007 (the “Prospectus Supplement”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to (A) 500,000,000 of 6.244% Fixed-to-Floating Rate Normal Preferred Capital Securities (the “Normal PCS”), and an indeterminate number of Stripped Preferred Capital Securities (the “Stripped PCS”) and Capital Preferred Capital Securities (the “Capital PCS” and, together with the Normal PCS and the Stripped PCS, the “PCS”), (B) $500,100,000 principal amount of Remarketable 6.044% Junior Subordinated Notes due 2043, (C) 5,001 shares of the Company’s perpetual Non-Cumulative Preferred Stock, Series L, $100,000 liquidation preference per share (the “Preferred Stock”), (D) stock purchase contracts relating to the purchase of the Preferred Stock by the Trust, and (E) a guarantee of payment on the PCS to be provided by the Company.

In rendering the opinion set forth below, we have examined and relied upon such records, agreements, instruments and other documents as we have deemed relevant and necessary, including but not limited to (i) the Registration Statement, including the Prospectus and the Prospectus Supplement, (ii) the Amended and Restated Trust Agreement of the Trust, dated as of June 19, 2007, among the Company, as Sponsor, Manufacturers and Traders Trust Company, as Property Trustee, M&T Trust Company of

Mellon Financial Corporation

Delaware, as Delaware Trustee, the individuals named therein, as Administrative Trustees, and the several holders thereof, (iii) the Junior Subordinated Indenture, dated as of December 3, 1996, between the Company and The Chase Manhattan Bank, as trustee, as amended and supplemented by the Supplemental Indenture, dated as of June 19, 2007, among the Company, The Bank of New York (as successor to The Chase Manhattan Bank), as original trustee, and Manufacturers and Traders Trust Company, as series Trustee relating to the 6.044% Remarketable Junior Subordinated Notes due 2043, (iv) the Stock Purchase Contract Agreement, dated as of June 19, 2007, between the Company and Manufacturers and Traders Trust Company, as Property Trustee, in respect of the Preferred Stock, (v) the Collateral Agreement, dated as of June 19, 2007, among the Company, The Bank of New York, as Collateral Agent, Custodial Agent, Securities Intermediary and Securities Registrar, and the Trust, acting through Manufacturers and Traders Trust Company, as Property Trustee, and (vi) the Guarantee Agreement, dated as of June 19, 2007, between the Company and Manufacturers and Traders Trust Company, as Guarantee Trustee, in respect of the Trust. In connection with such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Our opinion set forth below is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements, and, judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth in the Prospectus Supplement or stated herein, we are of the opinion that the statements set forth in the Prospectus Supplement under the caption “Certain U.S. Federal Income Tax Consequences,” to the extent such statements summarize U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the PCS to “U.S. holders” (as defined therein), are accurate in all material respects.

We express no opinion with respect to the transactions referred to herein or in the Prospectus Supplement other than as expressly set forth herein, nor do we express any opinion herein concerning any law other than the federal tax law of the United States. Moreover, we note that our opinion is not binding on the Internal Revenue Service or courts, any of which could take a contrary position.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Certain U.S. Federal Income Tax Consequences” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP